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                                                                    EXHIBIT 21.1

                          SUBSIDIARIES OF THE COMPANY

CyberCash India Private Limited, a corporation organized under the laws of India

Reston Parkway I, Inc., a Delaware corporation

Reston Parkway II, Inc., a Delaware corporation

CyberCash International C.V., a limited partnership organized under the laws of the Netherlands

CC International B.V., a corporation organized under the laws of the Netherlands

CyberCash Japan C.V., a limited partnership organized under the laws of the Netherlands

CyberCash K.K., a corporation organized under the laws of Japan

CyberCash Asia Limited, a corporation organized under the laws of Hong Kong

CyberCash GmbH, a corporation organized under the laws of Germany





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